Exhibit 99.1

Actelis Networks Signs Binding Term Sheet to Acquire Quality Industrial
Corporation and Expand Operations in Critical Energy Industry

FREMONT, Calif., May 23, 2024 — Actelis Networks, Inc. (NASDAQ: ASNS) (“Actelis” or the “Company”) a market leader in cyber-hardened, rapid deployment networking solutions for IoT applications, today announced the signing of a binding term sheet to acquire between 61% to 75% of the issued and outstanding shares of Quality Industrial Corporation, a Nevada corporation (“QIND”) (OTC: QIND), subject to customary terms for closing.

QIND, whose operations are based out of Dubai, United Arab Emirates (“UAE”), designs, manufactures and supplies solutions for the critical infrastructure industrial and energy sectors. Its operating business reported $11 million in revenue and $1.8 million in net income in 2023 and is projecting substantial growth in 2024. For the first quarter ending March 31, 2024, QIND’s revenues were approximately $3.1 million, and its net income was approximately $0.76 million. With expansion of its customer base, QIND is expecting substantial growth in 2024. QIND currently services nearly 40,000 customers across the UAE with 7 operating facilities and a fleet of dozens of vehicles and approximately 100 employees. They are also internationally certified, local government approved, and its customers include household names such as Emirates Airlines, Emaar, Government of Dubai, Dubai Properties, WASL Group and many others. QIND’s sister company Emergency Response Technologies Inc., who is not part of this transaction, designs, manufactures and supplies patented firefighting technologies and solutions for the public safety sector, and is expected to enable further synergies with Actelis.

Tuvia Barlev, Chairman and CEO of Actelis, stated, “We are excited to team-up with QIND as it opens for us new geographies in the UAE, Gulf Region and Africa with applications in new, critical verticals such as energy, utilities, and public safety.

Actelis’ technology is focused on innovation, enabling rapid modernization of critical infrastructure and industries, providing rapid deployment networking in a secure and cost-effective manner, and enabling smart IoT applications and sensors.

QIND and other companies in the energy sector need reliable networking, cyber protection, and smart applications to improve their business operations. Remote monitoring for quality of service and safety, automation of delivery and billing, as well as forecasting and supply-chain optimization are all areas that can be strengthened with the Actelis’ technology.

The acquisition of QIND allows Actelis to add inorganic, profitable revenue of a recurring nature while offering IoT technology to enhance the operations of QIND and its customers, resulting in smarter and more efficient operation, and enabling faster growth. As contemplated, the acquisition would result in a combined company which had on a proforma basis $17 million in revenue in 2023 with substantial growth projected for 2024”.

John-Paul Backwell, CEO of Quality Industrial Corp., stated, “The joining of Actelis and QIND aligns with our goal of expanding our company by harnessing advanced technologies to increase business efficiencies. Actelis’ solutions can assist in reducing our operational costs through the automation of product delivery and system monitoring, thereby improving our competitiveness and accelerating the growth of our business.”.

Terms of the Transaction

At the Closing, in consideration for the purchased shares, Actelis will issue to the Sellers 19.99% of its common stock and preferred non-voting shares for the balance of the consideration. The companies are planning to close the transaction, pending regulatory requirements and due diligence, within 60 days. The preferred shares shall not be convertible to common stock prior to six months after the closing until such time as a registration statement is declared effective, whichever occurs sooner and shareholders’ approval will be obtained. The exact number of shares of the Company to be issued to the sellers will be based on a ratio of valuations of ASNS and QIND to be determined between the parties until closing.

The binding term sheet is subject to customary due diligence requirements and other covenants including but not limited to the raising of additional funding.

The Term Sheet includes a 60-day non-solicitation obligation and a break-up fee.

About Actelis Networks, Inc.

Actelis Networks, Inc. (NASDAQ: ASNS) is a market leader in cyber-hardened, rapid-deployment networking solutions for wide-area IoT applications including federal, state and local government, ITS, military, utility, rail, telecom and campus applications. Actelis’ unique portfolio of hybrid fiber-copper, environmentally hardened aggregation switches, high density Ethernet devices, advanced management software and cyber-protection capabilities, unlocks the hidden value of essential networks, delivering safer connectivity for rapid, cost-effective deployment. For more information, please visit www.actelis.com.

About Quality Industrial Corporation:

Quality Industrial Corp. (OTC: QIND) is a Manufacturer and Service Provider for the Industrial, Oil and Gas, as well as the Utility sectors. It is involved in the design, consultation, supply, installation, and maintenance of liquefied petroleum gas (LPG) systems. The company also provides LPG cylinder distribution and bulk gas supply solutions. It serves commercial buildings, mixed use apartment complexes, shopping complexes, food courts, heavy industries, labor accommodations, catering units, commercial kitchens, and restaurants. The company was formerly known as Wikisoft Corp. and changed its name to Quality Industrial Corp. in August 2022. The company is headquartered in San Francisco, California. For more information, please visit www.qualityindustrial.com.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, and include statements regarding the completion of the private placement, satisfaction of the closing conditions and use of proceeds therefrom and obtaining shareholder approval. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control), including, but not limited to, market and other conditions, and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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Media Contact:

Sean Renn

Global VP Marketing & Communications

srenn@actelis.com

Investor Relations Contact:

Kirin Smith

PCG Advisory, Inc.

Ksmith@pcgadvisory.com